Exhibit 99.1

A. H. Belo Announces Close of Classified Ventures Sale; Remains Cars.com
Reseller

DALLAS, TX – A. H. Belo Corporation (NYSE: AHC) (A. H. Belo or the Company)
announced that the previously disclosed transaction to sell its units in Classified Ventures
(CV) to Gannett Co. Inc., closed today. A. H. Belo received pre-tax, cash proceeds, net of selling costs and funds held in escrow, of $78 million.
A. H. Belo also entered into a new, five-year affiliate agreement with CV that will allow The Dallas Morning News to continue to resell Cars.com products and services exclusively in its local market. The affiliate agreement increases the wholesale rate that A. H.
Belo will pay to CV for selling Cars.com products.
Moelis & Company LLC acted as exclusive financial advisor and Skadden, Arps,
Slate, Meagher & Flom LLP acted as exclusive legal advisor to A. H. Belo Corporation, its selling partners and CV.

About A. H. Belo Corporation
A. H. Belo Corporation (NYSE: AHC) is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as businesses with expertise in emerging media and digital marketing. With a continued
focus on extending our media platform, we are able to deliver news and information in innovative ways to new audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com, email invest@ahbelo.com.

P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202